UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2019

SailPoint Technologies Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-38297	47-1628077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11120 Four Points Drive, Suite 100, Austin, Texas		78726
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (512) 346-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share)	SAIL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 15, 2019, SailPoint Technologies, Inc. (the “Company”), a Delaware corporation and wholly owned subsidiary of SailPoint Technologies Holdings, Inc., a Delaware corporation (“Holdings”), completed its acquisition of (i) Orkus, Inc., a Delaware corporation (“Orkus”) and (ii) Overwatch.ID, Inc., a Delaware corporation (“Overwatch.ID”) (collectively, the “Acquisitions”). The consummation of each Acquisition was not conditioned on the consummation of the other Acquisition.

Orkus

Orkus is engaged in the development and license of software products to assist customers in monitoring and controlling access and authorization across hybrid cloud assets. Pursuant to the terms of that certain Agreement and Plan of Merger (the “Orkus Merger Agreement), by and among the Company, Whaler Merger Sub, Inc., a Delaware corporate and wholly owned subsidiary of the Company (“Whaler Merger Sub”), Orkus, and as to Sections 1.4, 5.4, 5.21, 5.22, 7.3 and 7.4 and Articles VIII and IX of the Merger Agreement only, Aspect Ventures II, L.P., a Delaware limited partnership, solely in its capacity as the Company Holders’ Agent (as defined in the Orkus Merger Agreement), dated as of October 7, 2019, Whaler Merger Sub merged with and into Orkus with Orkus continuing as the surviving corporation. The aggregate consideration paid for Orkus was approximately $16.5 million, subject to certain adjustments with respect to Orkus’ debt, cash and net working capital balances at the closing and the deduction of a portion of the consideration as partial security for the indemnification obligations of the equity holders of Orkus under the Orkus Merger Agreement.

Overwatch.ID

Overwatch.ID is engaged in the development and license of software products focused on access controls security for cloud applications, cloud computing, hybrid IT environments, and on-premise infrastructure. Pursuant to the terms of that certain Agreement and Plan of Merger (the “Overwatch Merger Agreement”), by and among the Company, Osprey Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Osprey Merger Sub”), Overwatch.ID, and Shareholder Representative Services LLC, solely in its capacity as the Company Holders’ Agent (as defined in the Overwatch Merger Agreement), dated as of October 10, 2019, Osprey Merger Sub merged with and into Overwatch.ID with Overwatch.ID continuing as the surviving corporation. The aggregate consideration paid for Overwatch.ID was approximately $21.0 million, subject to certain adjustments with respect to Overwatch.ID’s debt, cash and net working capital balances at the closing and the deduction of a portion of the consideration as partial security for the indemnification obligations of the equity holders of Overwatch.ID under the Overwatch Merger Agreement.

The foregoing descriptions of the Orkus Merger Agreement and the Overwatch.ID Merger Agreement do not purport to be complete and are subject to, and qualified in its entirety by reference to, the Orkus Merger Agreement and the Overwatch.ID Merger Agreement, copies of which are filed herewith as Exhibits 2.1 and 2.2, respectively, and incorporated herein by reference.

The Division of Corporation Finance of the Securities and Exchange Commission granted Holdings’ request to omit the financial statements and pro forma information required pursuant to Rule 3.05 of Regulation S-X for both Orkus and Overwatch.ID. As a result, Holdings will not file the financial statements or pro forma information with respect to either Acquisition.

Item 7.01 Regulation FD Disclosure.

On October 16, 2019, the Company issued a press release announcing the completion of the Acquisitions. A copy of the press release is furnished as Exhibit 99.1 to this report and incorporated into this Item 7.01 by reference.

The information furnished in this Item 7.01, including the press release incorporated into this Item 7.01, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, by and among SailPoint Technologies, Inc., Whaler Merger Sub, Inc., Orkus, Inc., and Aspect Ventures II, L.P., dated as of October 7, 2019.
2.2*	Agreement and Plan of Merger, by and among SailPoint Technologies, Inc., Osprey Merger Sub, Inc., Overwatch.ID, Inc., and Shareholder Representative Services LLC, dated as of October 10, 2019.
99.1	Press Release, dated October 16, 2019.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission on request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAILPOINT TECHNOLOGIES HOLDINGS, INC.

Date: October 16, 2019	By:	/s/ Jason Ream
	Name:	Jason Ream
	Title:	Chief Financial Officer